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                                                                   Exhibit 10.29

                                    AGREEMENT

     This Agreement (this "Agreement") dated as of June 23, 2003, by and among Dr. Lynn Fontana ("Employee") and Nobel Learning Communities, Inc., a Delaware corporation ("NLCI").

                                   Background

     Employee and NLCI are parties to a certain Employment Agreement dated as of August 9, 1999 (the "Original Employment Agreement"), pursuant to which NLCI employed Employee as NLCI's Chief Education Officer and Vice President - Education. Subsequent thereto, Employee and NLCI entered into a certain First Amendment of Employment Agreement, dated as of February 3, 2000 (the "Employment Agreement Amendment"). As used herein, the term "Employment Agreement" refers to the Original Employment Agreement, as amended by the Employment Agreement Amendment. Pursuant to Section 2 of the Employment Agreement, the term of Employee's employment thereunder ended on August 8, 2002, but Employee's employment with NLCI continued thereafter on an "at will" basis. The provisions of Section 10 of the Employment Agreement have not been modified in any fashion, and are currently in full force and effect.

     In connection with Employee's employment with NLCI, Employee and NLCI also entered into a certain Noncompetition, Nonsolicitation and Confidentiality Agreement dated as of August 9, 1999 (the "Noncompete Agreement"). The Noncompete Agreement has not been modified in any fashion, and is currently in full force and effect.

     Employee has expressed her intent to resign her employment with NLCI, and to accept a position as Vice President of Education and Operations for Sylvan Education Solutions, LLC ("Sylvan"). NLCI believes and maintains that Employee's employment by Sylvan constitutes a breach of the Noncompete Agreement, unless NLCI consents in writing to such employment. In consideration of certain promises made by Employee herein, NLCI has agreed to waive certain of what NCLI asserts are its rights under the Noncompete Agreement and the Confidentiality Agreement, and to consent to Employee's employment by Sylvan, on the terms and conditions set forth herein.

     Now, Therefore, in consideration of the premises and the mutual promises contained herein, It Is Hereby Agreed by and among Employee and NLCI as follows:

     1. Resignation as Employee. Effective as of the close of business on the later to occur of (a) June 27, 2003; or (b) the date on which Employee has completed the Designated Tasks (as that term is defined in Section 2 hereof) (such later date, the "Separation Date"), Employee shall resign as NLCI's Chief Education Officer and Executive Vice President - Education.

     2. Scope of Duties During Transition Period. As used in this Agreement, the term "Transition Period" shall mean that period of time commencing on the date of this Agreement, and continuing through the Separation Date. During the Transition Period, Employee's sole duty

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and responsibility to NLCI shall be to serve as NLCI's principal education officer, and in addition, to complete such tasks as shall be agreed to in writing by NLCI's Chairman of the Board and Chief Executive Officer ("NLCI's Chairman") and Employee (the "Designated Tasks"). Notwithstanding the foregoing, Employee acknowledges that, effective as of the date of this Agreement, except as required in connection with her duties as NLCI's principal education officer or in order to complete the Designated Tasks, Employee no longer has the power or authority to bind NLCI nor any of its parent corporations, subsidiaries, affiliates or other related companies (collectively with NLCI, the "NLCI Parties") or to assume or create any obligation or responsibility, express or implied, on the part of any NLCI Party, or in the name of any NLCI Party, and Employee shall not represent to any person or entity that Employee has such power or authority.

     3. Survival of Certain Provisions of Employment Agreement. Employee hereby acknowledges and agrees that Sections 10, 11, 12.1, 12.2, 12.4, 12.5,
12.6 and 12.7 of the Employment Agreement are expressly meant to survive any termination or expiration of the Employment Agreement and shall be given full effect pursuant to their terms. Accordingly, Employee hereby reaffirms and ratifies Employee's continuing obligations under each such provision.

     4.   Intellectual Property.

          (a) Employee hereby acknowledges and agrees that, except as expressly set forth in Section 4(b) hereof, all rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property (including, without limitation, all matters relating to curriculum and curriculum techniques) (collectively, the "Intellectual Property"), whether or not patentable, which Employee (either alone or in conjunction with others) conceived, made, obtained or reduced to product or commenced so to do in connection with any services performed for any NLCI Party, are and shall remain the sole property of the NLCI Parties. Employee, at NLCI's request and expense, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as NLCI considers necessary to vest, perfect, defend or maintain the rights of such NLCI Party in and to such Intellectual Property.

          (b)  Employee hereby represents to NLCI that, for the purposes of
Section 10.1 of the Employment Agreement, the Intellectual Property developed in connection with Employee's activities permitted under clause (a) of Section 1.2 of the Employment Agreement, and as described in the "Multimedia and Thinking Skills Software - Product Prospectus dated March 23, 1999" and the "Multimedia and Thinking Skills Technology - Enabling Training Applications for the 21/st/ Century" description provided by Employee to NLCI, consists solely of those items set forth on Schedule A attached hereto and made a part hereof.

          (c) Employee acknowledges and agrees that the Intellectual Property which is solely the property of NLCI includes all inventions, techniques, methods, concept plans and other forms of intellectual property which Employee conceived or reduced to product or commenced so to do in connection with the NLCI project now known as Individualized

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Academic Mastery ("IAM"), except to the extent such inventions, techniques, methods, concept plans or other forms of intellectual property are generally available to the public as of the date of this Agreement.

     5.   Amendment of Noncompete Agreement.

          (a)  Section 3 of the Noncompete Agreement (inclusive through clause
(d) thereof) is hereby amended and restated to read as follows:

     "3.  Noncompetition and Nonsolicitation

          3.1 During the period of your employment by the Company and for a period of one (1) year after you leave the Company's employ for any reason except for termination without cause you will not (directly or indirectly):

               (a) own, manage, operate, control, be employed by, provide consulting services to or participate in any business which provides child care or educational services similar to those furnished by the Company, unless (i) such business does not have any location within a five (5) mile radius of any of the locations of the Company, or (ii) such activities have been agreed to by an authorized officer of the Company, in a writing which specifically references this Noncompete, Nonsolicitation and Confidentiality Agreement; or

          3.2 During the period of your employment by the Company and for a period of two (2) years after you leave the Company's employ for any reason except for termination without cause you will not (directly or indirectly):

               (a) employ any person who was on the Company's payroll on the date of your termination of employment or one year prior to that date, or take any action to solicit the employment of any such person;

               (b) take any action to solicit the enrollment in another child care center, preschool or school or provide educational services to any child who is enrolled at any of the locations of the Company on the date of your termination of employment or one year prior to that date; or

               (c) direct or encourage any person to take any action which you are prohibited from taking under this Section 3."

          (b) The terms and conditions of the Noncompete Agreement (as amended by Section 5(a) hereof) shall remain in full force and effect and shall be deemed to be incorporated

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herein by reference, and Employee hereby reaffirms and ratifies Employee's continuing obligations under each such provision.

     6.   Additional Obligations of Employee

          (a) (i) Employee covenants and agrees with NLCI that, for a period of eighteen (18) months from the date of this Agreement, she shall not (directly or indirectly) own, manage, operate, control, be employed by, provide consulting services to, or have any ownership or financial interest in, any business (whether or not for profit) which provides parent-paid clinical educational services for children with mild to moderate learning disabilities (including, without limitation, Attention Deficit Disorder (ADD/ADHD), Dyslexia and Dysgraphia) (the "Restricted Services"). It is understood and agreed, however, that for the purposes of this covenant, parent-paid clinical educational services for children with mild to moderate learning disabilities do not fall within the definition of Restricted Services to the extent that (A) the provision of such educational services is by a franchisee of Sylvan's parent company, Educate, Inc. (or one of its subsidiary entities), and (B) the franchise agreement between Educate, Inc. (or one of its subsidiary entities) and the franchisee neither requires nor promotes the provision of such services.
(ii) It is understood and agreed that this Section 6(a) does not restrict Employee from being employed by, or providing consulting services to, a business (whether or not for profit) which provides government funded clinical educational services for children with mild to moderate learning disabilities, provided, that Employee has no direct involvement in providing services to or creating programs intended for students who have been diagnosed with mild to moderate learning disabilities including, without limitation, Attention Deficit Disorder (ADD/ADHD), Dyslexia or Dysgraphia.

          (b) Employee covenants and agrees with NLCI that, from and after the date hereof, she shall not, directly or indirectly, disclose or permit to be disclosed to any person or entity (outside the employ of the Company) or to be used for the benefit of any of the foregoing, or herself, any Confidential Information. As used herein, the term "Confidential Information" shall include, without limitation, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of the business of any NLCI Party including, but not limited to, lists of customers or suppliers of their respective business, pricing strategies, business files and records, curricula, processes, costs, designs, marketing methods or any other financial, educational, curricular or other information about their respective business or curricula not in the public domain. The term "Confidential Information" shall not include any information which (i) is generally available to the public as of the date of this Agreement, (ii) becomes generally available to the public after the date of this Agreement, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Employee, or (iii) becomes available to Employee after the date of this Agreement on a non-confidential basis from a source other than an NLCI Party or its representatives, provided that such source is not bound to any NLCI Party or its representatives by agreement, fiduciary duty or otherwise not to disclose such information. Employee acknowledges that all Confidential Information is and shall remain the exclusive property of the NLCI Parties.

          (c) Employee expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this
Section 6 and that

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the NLCI Parties, in addition to all other remedies under this Agreement, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction. The remedies granted to the NLCI Parties in this Section 6(c) are cumulative and are in addition to remedies otherwise available to them at law or in equity. If any NLCI Party is obliged to resort to the courts for the enforcement of any such covenant, the term of such covenants will be extended for a period of time equal to the period of such breach (such extended period to commence on the later of (i) the date on which the original (unextended) term of such covenants would have terminated, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant). To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 6 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statutes. Employee will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with an NLCI Party's seeking or obtaining any injunctive or equitable relief in connection with the covenants and other obligations under this Section 6. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $5,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be.

     7. Property of the NLCI Parties. Employee represents and warrants to NLCI that, on or before the Separation Date, Employee shall return to NLCI's Chief Executive Officer, or his designee, all property of any NLCI Party in Employee's possession or control including, without limitation, all documents, records, reports, writings, correspondence, memoranda, notes, records, plans and other tangible materials containing Confidential Information or Intellectual Property (and shall not retain any copies or extracts of the same), and all company keys and credit cards. Employee agrees that all outstanding expense reports shall be submitted to NLCI's Chief Executive Officer no later than the close of business on June 27, 2003. NLCI will promptly pay to Employee all outstanding items properly owed, as reflected in such expense reports.

     8. Cooperation. Employee will cooperate with the NLCI Parties in the defense or prosecution of all disputes with third parties. In furtherance thereof, if requested by NLCI, upon reasonable notice, Employee will provide written and oral evidence and testimony in any proceedings and will meet with NLCI's attorneys or other representatives at reasonable times and places in connection therewith. Employee will notify NCLI's General Counsel if Employee is contacted by any third party in connection with the prosecution of any dispute with an NCLI Party and will give NLCI the opportunity to provide legal representation to Employee at NLCI's expense should Employee be asked to provide written or oral evidence or testimony in connection with any such dispute. No NLCI Party shall be required to pay further consideration to Employee for any such cooperation and testimony; provided, however, that Employee will be reimbursed by NLCI for reasonable out-of-pocket expenses actually incurred in connection therewith, upon timely submission of appropriate documentation therefor.

     9. Non-Disparagement. Employee and NLCI agree that they will not disparage in any way the professional or personal reputation or character of each other, including any NLCI Party, or any officers, directors, employees, agents or representatives of any NLCI Party.

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     10.  No Re-employment. Employee releases any right or claimed right to re-employment or reinstatement with any NLCI Party from and after the Separation Date. Employee shall not at any time seek employment with any NLCI Party. If, notwithstanding such covenant, Employee applies for such employment, such NLCI Party shall be under no obligation to consider Employee's application.

     11. NLCI Waiver and Consent. Subject to compliance with the provisions of this Agreement by Employee, NLCI hereby consents to, and waives any objections NLCI could assert under Section 3(a) of the Noncompete Agreement (as amended hereby) with respect to, Employee's employment in the capacity of Vice President of Education and Operations for Sylvan Education Solutions, LLC. By way of clarification and not of limitation, NLCI agrees that such waiver includes any objections it otherwise could assert against Employee attributable to the fact that Employee provides any services to Sylvan between the date of this Agreement and the Separation Date; provided, that such services are not provided during Employee's work hours with NLCI; and provided further, that such services are not otherwise prohibited by the provisions of Section 10 of the Employment Agreement, any provision other than Section 3(a) of the Noncompete Agreement (as amended hereby) or the provisions of Sections 4, 6, 7 or 9 of this Agreement. Notwithstanding any of the foregoing, Employee expressly acknowledges and agrees that any failure by Employee to comply fully with the agreements, warranties and covenants set forth in this Agreement shall render this Section 11 null and void, and of no further force or effect.

     12.  Miscellaneous.

          (a) Binding Agreement. This Agreement and the covenants contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators.

          (b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be transmitted by messenger, courier service or mail addressed to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other pursuant to this Section 12(b)) and shall be effective upon delivery or refusal of delivery.

     If to NLCI, to:
                           Nobel Learning Communities, Inc.
                           1615 West Chester Pike
                           West Chester, PA  19382
                           Attn:  Chief Executive Officer

     If to Employee, to:
                           Dr. Lynn Fontana
                           17 Diamond Drive
                           Thornton, PA 19377

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          (c)  Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Each party hereto agrees that any and all actions or proceedings hereunder or relating in any way to this Agreement shall be brought only in the federal and state courts of the Commonwealth of Pennsylvania.

          (d) Prevailing Party. Should any party default in performance of any of the terms and conditions of this Agreement which results in a claim for damages, specific performance or other remedy, the prevailing party in such action suit shall be entitled to its reasonable attorneys' fees and costs and court or arbitration costs from the nonprevailing party. For the purposes of this Section 12(d), in any action with respect to the enforcement of a covenant set forth in Section 6, the NLCI Parties shall be deemed to have prevailed if any such covenant is enforced in part, even if the applicable court exercises its discretion to limit or reduce the duration or scope thereof or enforces only certain of such covenants.

          (e) Entire Agreement; Amendment. This Agreement, and the other documents referenced herein, constitute the entire agreement among the parties hereto relative to the subject matter of this Agreement. Any amendments to this Agreement must be in writing, signed by Employee and a duly authorized representative of NLCI, and must state that the parties intend to amend this Agreement.

          (f) Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

          (g) Validity of Photocopies. Photocopies of executed originals of this Agreement shall have the same force and effect and shall be as legally binding and enforceable as the original.

     In Witness Whereof, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first set forth above.


Date:                                   /s/ Lynn Fontana
     -----------------                  ----------------------------------------
                                        Employee:  Lynn Fontana


Date:                                   Nobel Learning Communities, Inc.
     -----------------


                                        By: /s/ A.J. Clegg
                                            ------------------------------------
                                            Name: A. J. Clegg
                                            Title: Chairman

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                                   SCHEDULE A
                         EXCLUDED INTELLECTUAL PROPERTY
                               (See Section 4(b))

Thoughtful Technologies intellectual property consists of:

     1. A patented process for teaching decision-making and problem-solving skills that is embodied by the MMTS software, also known as ThinkTank, that can be delivered via the Web, optical disc (CD-ROM, DVD, etc), or other electronic means. MMTS/ThinkTank is a set of patented (Patent No. US 6.361.362) authoring tools that are electronically based (Web, CD-ROM, DVD, etc.) and harness information technology to help learners acquire decision-making and problem-solving skills as they master critical content knowledge. These tools enable those creating innovative units for any level of any content area for school students, helping hospital personnel do more effective outreach, or meeting other diverse instructional needs to create a learning environment in which scaffolding for learning and thinking skills are integrated with examination and exploration of multimedia resources

          ThinkTank's built-in Web-enabled functions eliminate much of the programming associated with creating sophisticated problem-based learning. ThinkTank allows most development to be done by subject-matter experts rather than by instructional designers or computer programmers. It is designed to be a "power tool" for the eLearning market. One may interact with the Web-based versions of ThinkTank at www.thoughtfultech.com/SI . To access the demo, log on using the name demo and use demo as the password also.

     2. A CD-ROM-based immersive instructional environment ("The Virtual Reporter's Office") based on a metaphor in which the learner is a multimedia journalist completing story assignments.

          The CD-ROM-based "Virtual Reporter Office" adds a game-like interface shell around the patented ThinkTank engine. This immersive environment is filled with rich devices the learner may manipulate and includes supporting instruction in use of the office. Related to this metaphor is the use of the phrase, "The Thoughtful Reporter." One needs a copy of the CD-ROM version to interact with the full "Virtual Reporter Office."

     3. Five content units that use ThinkTank to deliver instruction aimed at secondary school students. Three are in history (The 1850s, Thomas Jefferson, and Slavery) and two are in science (Our Waters, Our World and Ralleytown: The International Year of the Bicycle Road Ralley).

     4. Coaching/scaffolding strategies related to contextualized learning of content and are adaptable to the nature of the content under study. Coaching/scaffolding is customizable to the content studied. For example, customized scaffolding for thinking skills is instantiated in the history units above in the form of specialized scaffolding related to analysis of "documents." Customized scaffolding for thinking skills is instantiated in the listed science units in relation to the scientific method and the inquiry process.

     5. Five computer-based instruction modules on specific thinking skills-- Accuracy, Credibility, Relevance, analyzing assignments
          ("Assignments"), and putting presentations together ("Synthesis"). The five computer-based instructional "virtual courses" describe how to apply

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          thinking skills to the analysis of multimedia resources and how to build multimedia presentations using those skills.

     6. The two MMTT/ThinkTank Developers Guides (4.0 and 4.0a) that specify techniques to be used in creating units of instruction and contain proprietary instructional philosophy and development techniques related to such creation

     7. MMTS/ThinkTank teacher-training and support materials in both print and electronic form that are related to the five content units or referenced in the Developers Guides. These materials are aimed at helping teacher integrate ThinkTank units into instruction.


                                                              Schedule A, Page 2

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